Exhibit 5.1
Simpson Thacher & Bartlett LLP
900 G STREET, N.W.
WASHINGTON, D.C. 20001
TELEPHONE: +1-202-636-5500
FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address
March 14, 2025
Finance of America Companies Inc.
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Ladies and Gentlemen:
We have acted as counsel to Finance of America Companies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to 5,337,928 shares of Class A Common Stock, $0.0001 par value per share (the “Shares”), that may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholders”), which shares are issuable upon exchange from time to time of 10.000% Exchangeable Senior Secured Notes due 2029 (the “Notes”), issued by Finance of America Funding LLC (“FOA Funding”), pursuant to an indenture, dated as of October 31, 2024, among FOA Funding, the Guarantors, the Company and U.S. Bank Trust Company, National Association, as trustee and collateral trustee (including the form of note included therein, the “Indenture”), as set forth in the Registration Statement.
We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (as amended); and the Indenture, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued in exchange for the Notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable. We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP